Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Provides Production Update

  Shipped 1,464 equivalent gold ounces in May 2012; Total of 2,764 ounces shipped in first two months of fiscal 2013

  Completed drilling program; Defined resources for development of detailed mine plan

  Engaged Kei Advisors LLC for investor relations strategy

CARSON CITY, NV, June 26, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that the Company poured and shipped 1,464 equivalent gold ounces in the month of May achieving more than half of its monthly target production rate within the first two full months of production. The year-to-date gold equivalents were produced at a cash cost of $908 per ounce.

James T. O’Neil Jr., CEO of Gryphon Gold, commented, “We continue to make solid progress with our production operations while investing in expanded production capacity. We have steadily poured gold since the last week of March and the final work on the Adsorption Desorption Recovery (“ADR”) plant was completed. We also finished our initial drill delineation program and confirmed our near term resource estimates which provides for an estimated 2-years of production as we ramp up to our target production rate. This is a critical first step in the development of our detailed mine plan.

”We believe we can achieve an annual production rate of 25,000 to 30,000 ounces of gold equivalents by the end of calendar year 2012 once our expanded facilities are fully operational.”

The Borealis Project Exploration and Development Program

With over 15,000 acres, the Borealis project was returned to gold production with the pouring of the first gold doré bar on March 30, 2012. Construction of the project had begun in June 2011 with the leaching cycle initiated in late September 2011. Gryphon Gold delivered 529,729 tons to the leach pad during fiscal 2012, which ended March 31, 2012 that contained 6,409 recoverable ounces (using a 40% recovery rate).

Gryphon Gold has undertaken a systematic district-scale drilling program designed to discover and delineate large gold deposits within the greater Borealis Property. Over the last two months, the Company drilled 46 Sonic holes for a total of 3,000 feet which support the development of a detailed mine plan that supports the Company’s annual production rate goal. During fiscal 2013, the Company plans to continue its drilling program with the objective of expanding identified resources.

Mr. O’Neil concluded, “As we move forward, we recognize that it’s critical that the investment community and shareholders are kept current of our progress and have a solid understanding of the potential of our project and the value we are creating through disciplined management, detailed planning and solid execution. In order to focus management’s time on the operations, we plan to adopt a more traditional quarterly schedule for release of our production results. To help in our efforts to broaden awareness of our progress, plans and strategy, we have retained Kei Advisors to assist in our communication and outreach efforts.”

Gryphon Gold Provides Production Update
June 26, 2012

Steve Jones, Vice President of Exploration, a “qualified person” as defined in National Instrument 43-101 of the Canadian Securities Administrators (NI 43-101), has approved the technical information contained in this press release.

FOURTH QUARTER CONFERENCE CALL

The Company will host a conference call and webcast to discuss its results and progress in advancing the Borealis project on Friday, June 29, 2012 at 11:30 a.m. ET. Financial results for its fiscal year 2012, which ended March 31, 2012, will be released after the market close on June 28, 2012.

The teleconference call can be accessed by dialling (201) 689-8560. The webcast can be found on the Company’s website at www.gryphongold.com.

A telephonic replay will be available from 2:30 p.m. Eastern Time the day of the teleconference until Friday, July 6, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 396253. An archive of the call will also be available on the website and a transcript of the call will be posted once available.

For further information please contact:

James T. O’Neil Jr., CEO	Deborah K. Pawlowski, Kei Advisors LLC
775.883.1456 joneil@gryphongold.com	716.843.3908 dpawlowski@keiadvisors.com

ABOUT GRYPHON GOLD:

Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada. The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”). The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website. www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to estimate contained ounces in the shipped doré; estimates related to cash cost, resource estimates and operating results; plans and timing of the drill program and expected results; estimates related to the production rate for 2012; estimated recoverable ounces loaded on the leach pad and the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com

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